THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING
                   SECURITIES THAT HAVE BEEN REGISTERED UNDER
                           THE SECURITIES ACT OF 1933


                      HARDING LAWSON ASSOCIATES GROUP, INC.

                                 200,000 Shares
                                       of
                                  Common Stock
                                ($0.01 par value)

                               M E M O R A N D U M

                                 April 27, 1997

                  NON-EMPLOYEE DIRECTOR COMPENSATION STOCK PLAN


         This memorandum relates to 200,000 shares of common stock, $0.01 par value (the "Shares") of Harding Lawson Associates Group, Inc., a Delaware corporation (the "Corporation"), which may be acquired by Non-Employee Directors of the Corporation under the Non-Employee Director Compensation Stock Plan (the "Stock Plan"). The Stock Plan was adopted by the Board of Directors and approved by the Corporation's stockholders in 1997. Participants in the Corporation's Non-qualified Deferred Compensation Plan (the "Deferred Compensation Plan") may elect each year to defer the receipt of any Shares that may be acquired by them under the Stock Plan in the following calendar year.

         For more information regarding the Stock Plan and the Deferred Compensation Plan and their administration, contact Ms. Patricia A. England, Vice President, Corporate Communications and Investor Relations, at the Corporation's principal executive offices located at 7655 Redwood Boulevard, P.O. Box 578, Novato, California 94948 (telephone: (415) 892-0821).

General Information about the Stock Plan

         Purpose. The Stock Plan is intended to serve as an independent director incentive and to encourage stock ownership by Non-Employee Directors of the Corporation so that they may increase their proprietary interest in the success of the Corporation. The Stock Plan is intended to assist the Corporation in its efforts to attract and retain highly qualified Non-Employee Directors.

         Administration. The Stock Plan is administered by the Salary Deferral Committee which is appointed by the Board of Directors. The Directors are elected by the stockholders of the Corporation every three years. The members of the Board of Directors are divided into three classes, with the different classes staggered so that the term of one class will expire each year. Members of the Board may be removed in accordance with Delaware law.

         The Board of Directors has full and complete authority in its discretion to determine, among other things, the time or times at which, Shares may be acquired and the nature, timing, price and size of such acquisitions,. The Board of Directors has full and complete authority to interpret the Stock Plan, to prescribe, amend, and rescind rules and regulations pertaining to it, and to make all other determinations deemed necessary or desirable for the administration of the Stock Plan.

         Participation in the Plan. Participation in the Stock Plan shall be limited to Non-Employee Directors.

         Election to Acquire Shares in Lieu of Cash Compensation. Non-Employee Directors shall make an election each December to receive all, or any portion of the compensation for the upcoming year in the form of stock.
Such elections for the following year are irrevocable.

         Available Shares. The Corporation may issue up to 200,000 Shares under the Stock Plan, which may be authorized but unissued shares or treasury shares. In the event of changes in the number of shares of the Corporation's common stock by reason of stock dividends, split ups, recapitalizations, mergers, consolidations, combinations or exchanges of shares and the like, the Board of Directors will make appropriate adjustments in the number and kind of shares reserved under the Stock Plan and in any other matters which relate to the stock awards and which are affected by the changes referred to above.

         Securities Law Considerations. The Corporation will not be obligated to issue any Shares at any time unless and until all applicable requirements imposed by any federal and state securities and other laws, rules and regulations, by any regulatory agencies, or by any stock exchange upon which the Corporation's common stock may be listed, have been fully met. As a condition precedent to any issuance of Shares and delivery of certificates evidencing Shares, the Board of Directors may require Non-Employee Directors to take such actions and to make such representations as the Board of Directors in its discretion deems necessary or advisable to insure compliance with such requirements. Non-Employee Directors are responsible for complying with all applicable federal and state securities and other laws, rules and regulations in connection with any offer, sale or other transfer of Shares issued pursuant to the Stock Plan.

         Amendment. The Board of Directors has the right at any time and from time to time to amend or modify the Stock Plan, except that (a) no such amendment or modification shall revoke or alter the terms of any stock award previously acquired, without the consent of the holder of the stock, and (b) to the extent required for the Stock Plan to comply or maintain compliance with Rule 16b-3 or any successor rule or regulation, such amendment or modification shall be subject to stockholder approval.

         Withholding Taxes. All taxes, if any, required to be withheld and payable with respect to the acquisition of Shares will be deducted from the Non-Employee Director's Compensation. If at any time such amounts are not adequate to cover taxes required to be withheld, the Non-Employee Director shall make adequate arrangement with the Corporation for the payment of the excess as a condition to the issuance of the Shares.

         Effectiveness of the Stock Plan. The Stock Plan became effective on January 1, 1997. Stockholders of the Corporation approved the Plan at the 1997 annual meeting of stockholders. The Stock Plan will terminate on January 1, 2007, unless sooner terminated by the Board.

         Applicable Laws. The Plan is not qualified under Section 401(a) of the Internal Revenue Code, as amended (the "Code"), and is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

         Stock Certificates. Unless a timely deferral election has been made in accordance with the Deferred Compensation Plan, each Non-Employee Director who elects to acquire Shares in the manner described above will be sent stock certificates registered in the Non-Employee Director's name and sent to the Non-Employee Director's address as it appears on the Corporation's records. If a Non-Employee Director has made a timely deferral election, a stock certificate for the number of Shares awarded to such Non-Employee Director will be issued in the name of the trustees of the trust established by the Corporation in connection with the Deferred Compensation Plan (the "Rabbi Trust") for the benefit of the Non-Employee Director. The Shares represented by certificates held by the Rabbi Trust will be distributed to the Non-Employee Director only in accordance with the terms of the Deferred Compensation Plan.

         Stockholders' Rights. All Shares issued pursuant to the Stock Plan will be entitled to full voting and dividend rights as of the date of issuance.

         No Right to Employment. An award of Shares does not create any obligation whatsoever on the part of the Corporation or any subsidiary to continue to employ any Non-Employee Director for any specific period and does not interfere with the right of the Corporation or any of its subsidiaries to end employment at any time.

Deferral of Receipt of Shares Under the Deferred Compensation Plan

         If Non-Employee Directors who elect to acquire Shares under the Stock Plan also make a timely election to defer the receipt of Shares in accordance with the Deferred Compensation Plan, such Shares will be held by the trustees of the Rabbi Trust established in connection with the Deferred Compensation Plan on their behalf. Like all other assets held in the Rabbi Trust, the Shares will be subject to claims of the Corporation's creditors. Participants in the Deferred Compensation Plan will have only unsecured claims against the general assets of the Corporation.

         While the Shares are held in the Rabbi Trust, the participants on whose behalf the Shares are held will have the right to direct the trustees how to vote the Shares, however they will not have the right to direct the trustees to sell the Shares. The Non-Employee Directors who have elected to defer the receipt of Shares will bear the investment risk associated with the Shares from the date the Shares are acquired by the Rabbi Trust. A dollar amount equal to the value of the deferred Shares on the date the Shares were acquired (as determined by the Board of Directors) will be credited to the participant's "Stock Account" established as a bookkeeping account under the Deferred Compensation Plan. The balance in each "Stock Account" will be adjusted at such intervals as the persons administering the Deferred Compensation Plan may determine to reflect changes in the value of the deferred Shares. Any commissions or other charges related to the acquisition or holding of the deferred Shares will be charged to the participant's "Stock Account."

         The Shares (the value of which will equal the balance of the Stock Account) will be distributed to the participants on whose behalf the Shares were held in accordance with the terms of the Deferred Compensation Plan. Upon the death of a participant in the Deferred Compensation Plan, the distribution of Shares will be made to the participant's beneficiary at the same time the distribution would have been made to the participant, unless the Board of Directors determines that the distribution will be made at an earlier date. A participant in the Deferred Compensation Plan may file a written designation of beneficiary who will receive distributions under the Deferred Compensation Plan in the event of the participant's death. If no such designation has been made or if the designated beneficiaries are not living when distributions are to be made, then the spouse of the participant shall be the beneficiary, or if the spouse is not then living, the children of the deceased participant shall be the beneficiaries in equal shares, or if neither spouse nor children are then living, the estate of the deceased participant shall be the beneficiary.

Federal Income Tax Rules

         The following tax discussion is only a brief summary of current federal income tax law. It is intended solely as general information and does not make specific representations to any participant. A taxpayer's particular situation may be such that some variation of the basic rules is applicable to him or her. In addition, the federal income tax laws and regulations have been revised frequently and may be changed again at any time in the future. A tax adviser should be consulted with respect to any foreign, state or local tax consequences of a transaction under the Stock Plan.

         Purchase and Award of Shares. Unless Shares awarded are subject to restrictions against transfer or are otherwise subject to a substantial risk of forfeiture, the participant is deemed to receive an amount of ordinary income equal to the excess of the fair market value of the Shares at the time the Shares are awarded over the amount paid for the Shares, if any, by the participant. The Corporation is entitled to a deduction equal to the amount of ordinary income recognized by the participant, except that amounts in excess of $1 million per year are not deductible in certain cases. Each participant's tax basis in such Shares will be equal to the amount paid for such Shares, if any, by the participant plus the amount of ordinary income recognized by the participant at the time of the award. Any gain or loss recognized on a subsequent sale or other disposition of such Shares by the participant will generally be characterized as a capital gain or loss.

         If the Shares awarded are subject to restrictions against transfer or are otherwise subject to a substantial risk of forfeiture (including a forfeiture resulting from short swing profit liability under Section 16(b) of the Securities Exchange Act of 1934), Internal Revenue Code section 83(b) permits a participant to elect, within 30 days after the transfer of such Shares to him or her, to be taxed at ordinary-income rates on the excess of the fair market value of the Shares at the time of the award over the amount paid by the participant for such Shares, if any. If the participant makes a section 83(b) election, any later appreciation in the value of the Shares is not taxed as compensation, but instead is taxed as capital gain when the Shares are sold or transferred. At the time a participant recognizes ordinary income as a result of making a section 83(b) election, the Corporation generally is entitled to a tax deduction equal to the amount of the participant's ordinary income. If a participant makes a section 83(b) election and the Shares are later forfeited, the participant will not be entitled to a tax deduction or a refund of the tax paid.

         Regardless of whether the Shares awarded are subject to restrictions against transfer or are otherwise subject to a substantial risk of forfeiture, the award of such Shares will have certain additional income, employment, and self-employment tax and withholding consequences. For participants who are employees of the Company, such Shares will be subject to income and employment tax withholding by the Company. For participants who are not employees of the Company, such Shares will not be subject to income or employment tax withholding requirements but will be subject to self-employment taxes.

         Deferral of Shares. If a participant makes a timely election to defer the receipt of an award of Shares, the Participant will not recognize ordinary income as described above until such time as the Shares are distributed to the participant in accordance with the Deferred Compensation Plan. The participant will recognize ordinary income equal to the excess of the fair market value of the Shares at the time of distribution over the amount paid for the Shares, if any, by the participant. Such income is subject to withholding taxes. The Corporation is entitled to a deduction equal to the amount of ordinary income recognized by the participant.

         For participants who are employees of the Company, such Shares will generally be subject to employment tax withholding requirements as of the time the services for which such Shares are awarded are performed, and will be subject to income tax withholding requirements at the time such Shares are distributed to the participant. For participants who are not employees of the Company, such Shares will not be subject to income or employment withholding taxes, but will be subject to self-employment taxes at the time such Shares are distributed to the participant.

Resales of Shares

         SEC Rule 144. Persons who are not deemed to be "affiliates" of the Corporation, as that term is defined in Rule 144 under the Securities Act, may generally resell, from time to time, any Shares they acquire under the Stock Plan. Persons who are affiliates of the Corporation may generally resell Shares acquired under the Stock Plan only (i) in accordance with the provisions of Rule 144 under the Securities Act (exclusive of the one-year holding period) or some other exemption from registration under the Securities Act, or (ii) pursuant to an effective Registration Statement on such form as may be applicable. Executive officers, directors or principal stockholders of the Corporation will generally be deemed to be affiliates of the Corporation under Rule 144.

         Participants who elect to defer the receipt of an award of Shares under the Deferred Compensation Plan may sell such Shares subject to the legal requirements described above but only after the Shares have been distributed to them under the terms of the Deferred Compensation Plan.

         Participants who are subject to Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act") will be deemed to have acquired Shares on the date the Shares are awarded, regardless of whether they have elected to defer the award of Shares under the Deferred Compensation Plan. Under the new version of Rule 16b-3 the award of Shares under the Stock Plan will be exempt if the participant does not sell or otherwise dispose of the Shares for six months after the date Shares were awarded.

Incorporation of Certain Documents by Reference

         The following documents filed by the Corporation with the SEC are incorporated herein by reference:

         a. Annual Report on Form 10-K of the Corporation for the fiscal year ended May 31, 1998.

         b. Quarterly Report on Forms 10-Q for the fiscal quarter ended August 31, 1998.

         c. The description of the Corporation's Common Stock contained in the registration statement on Form 10 for such Common Stock filed on August 29, 1987, under Section 12 of the Exchange Act.

         All documents filed by the Corporation pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this memorandum, and to be a part hereof from the date of filing of such documents.

         Upon written or oral request, the Corporation will provide without charge to each person to whom this memorandum has been delivered a copy of any or all of the documents which have been incorporated by reference in this memorandum (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that this memorandum incorporates) and copies of all reports, proxy statements and other communications distributed to its security holders generally. Requests for such information should be directed to: Ms. Patricia A. England, Vice President, Corporate Communications and Investor Relations, at the Corporation's principal executive offices located at 7655 Redwood Boulevard, P.O. Box 578, Novato, California 94948 (telephone: (415) 892-0821).